Exhibit 10.2

PROMISSORY NOTE SECURED BY DEED OF TRUST

$1,000,000.00	August 30, 2010
 Irvine, California

FOR VALUE RECEIVED, the undersigned (the “Borrower”), promises to pay to the order of CARDINAL INVESTMENT PROPERTIES – UNDERWOOD, L.P., a California limited partnership (the “Lender”), or its assignee, at the address set forth below for Lender or such other place as may be designated from time to time in writing by Lender, the principal sum of One Million and No/100 Dollars ($1,000,000.00) (the “Loan Amount”), or so much as may be advanced (including any additional advance of monies as may from time-to-time be made to Borrower by Lender) hereunder (the “Loan”), in lawful money of the United States of America, plus interest and other charges as provided herein.

1.           Except as provided immediately below with regard to the “Default Rate” and the minimum interest payable in the event this Note is prepaid as provided in Section 3 below, interest on this Note shall accrue at a rate equal to Twelve Percent (12%) per annum, simple interest, commencing upon the date on which Lender disburses the Loan proceeds to Borrower (the “Disbursement Date”). A non-refundable interest payment equal to the first year’s interest for the Loan shall be prepaid out of the Loan Amount of the initial Loan funding in the amount of One Hundred Twenty Thousand and No/100 Dollars ($120,000.00) (“Pre-Paid Interest”); under no circumstances shall the Pre-Paid Interest, or any portion thereof, be refundable, regardless of when the Loan is paid. Thereafter, interest shall be due and payable quarterly, commencing on the date that is three (3) months after the one (1) year anniversary of the Disbursement Date, and continuing thereafter until the entire principal balance under this Note has been paid. A fee of Five Percent (5%) of the Loan Amount, or Fifty Thousand and No/100 Dollars (the “Service Fee”), shall be deemed earned upon the funding of the Loan, and shall by payable to Lender immediately upon the earliest to occur of: (a) full repayment of the Loan, (b) a default by Borrower under the Loan, or (c) the first anniversary date of the Note. During the pendency of any Event of Default (as hereinafter defined), the default interest rate (the “Default Rate”) shall be equal to Seventeen Percent (17%) per annum, simple interest.

2.           The entire Loan Amount, and  all unpaid accrued interest under this Note, shall collectively be due and payable on the two (2) year anniversary of the Disbursement Date (the “Maturity Date”); provided, however, that (a) Borrower may, at Borrower’s option, provided that the Loan is not in default at that time, extend the Maturity Date for up to two (2) additional periods of 6 months each (each, a “Loan Extension Period”) by giving written notice to Lender not less than ten (10) days prior to the then-current Maturity Date, which notice shall be accompanied by payment to Lender of: (i) the non-refundable sum in good funds equal to Two Percent (2%) of the then existing loan balance for each Loan Extension Period (an “Extension Payment”), (ii) any unpaid interest accrued under the Loan from the Disbursement Date through the date upon which the Loan Extension Period commences [which payment of interest shall be calculated for purposes of this subpart without reference to the Minimum Interest] and (iii) the Service Fee (if not previously paid) and (b) interest accruing under this Note during any Loan Extension Period shall be paid monthly in arrears on the first day of each month during the applicable Loan Extension Period.

3.           This Note may be prepaid in whole or in part without penalty before the Maturity Date. Any payment under this Note shall be applied (i) first to payment of the Extension Payment, if applicable, (ii) then to the payment of the Service Fee, (iii) then to any unpaid third-party costs incurred by Lender with respect to the Loan as provided in Section 5 of the Loan Agreement, (iv) then to any accrued but unpaid interest under the Loan and (v) last to the reduction of the outstanding principal balance hereunder.

4.           Time is of the essence of the performance of Borrower’s obligations under this Note. An “Event of Default” is defined as Borrower’s: (a) failure to pay the entire unpaid principal balance of (and all unpaid accrued interest on) this Note on or before the Maturity Date; or (b) failure to pay any other payment required hereunder by the delinquency date defined in Section 5, below; or (c) failure to comply with the “Due on Sale/Encumbrance” provision of the Trust Deed as described in Section 8, below; or (d) failure to cure any non-monetary even of default under the Trust Deed [other than as covered in (c) above] within the thirty (30) days next following written notice thereof from Lender to Borrower. Upon the occurrence of an Event of Default, the entire unpaid principal balance of and all unpaid accrued interest on this Note shall become immediately due and payable at Holder’s option and without further notice. Holder’s failure to exercise such option, or any other remedy provided herein, shall not constitute a waiver of the right to do so upon the occurrence of any subsequent Event of Default.

5.           Any payment required under this Note which is not received by Holder within ten (10) days of its due date hereunder shall be considered to be delinquent and Borrower shall pay to Holder on demand a late charge in the amount equal to three percent (3%) of the late payment. Borrower and Holder agree that the late charge is intended to be a reasonable approximation of the actual damages incurred by Lender as a result of such overdo payment, which damages the parties acknowledge are difficult to estimate. The imposition or collection of a late charge is in addition to and not in lieu of the increase of the rate of interest to the Default Rate or any other rights or remedies Holder may have as a result of the late payment.

6.           If, upon the occurrence of an Event of Default, Holder consults with an attorney regarding the enforcement of any of its rights under this Note or the Trust Deed, or if this Note is placed in the hands of an attorney for collection, or if a lawsuit, litigation or other action is instituted to enforce this Note or Trust Deed, or if Borrower files for or is otherwise involved in a Bankruptcy which in any way affects the rights of Lender to enforce its rights under this Note, then in any such event, Borrower promises to pay all costs thereof, including reasonable attorneys’ fees or costs of litigation. Such costs and attorneys’ fees shall include, without limitation, those incurred on any appeal and in any proceeding under any present or future bankruptcy or similar act or state receivership.

7.           Borrower acknowledges and agrees that the Loan has been arranged by Park Place Partners, Inc., a licensed California real estate broker (License No. 01225173). Park Place Partners, Inc., has been retained by Lender and Borrower has no responsibility for any fee or commission payable to said broker. Notwithstanding anything to the contrary set forth elsewhere herein, this Note is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the debt evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the money advanced or to be advanced under this Note exceed the highest lawful rate permissible under the laws of the State of California as applicable to Borrower. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other agreement, evidencing or securing the debt, at the time performance of such provisions shall be due, shall involve the payment of interest in excess of that authorized by law, the obligation to be fulfilled shall be reduced to the limit so authorized by law; and if from any circumstances, Lender shall ever receive as interest an amount which would exceed the highest lawful rate applicable to the Borrower, such amount would be excessive interest shall be applied to the reduction of the unpaid principal balance of the debt evidenced hereby and not to the payment of interest. In the event any such excess exceeds the then unpaid principal balance hereunder, such interest as is so in excess of the then unpaid balance hereunder shall be refunded to Borrower.

8.           This Note is secured by, among other things, that certain Deed of Trust with Assignment of Rents (Long Form) with Rider attached of an even date herewith describing real property and other assets (the “Collateral”) owned by Borrower and located in the City of Menifee, Riverside County, California (the “Trust Deed”). The Trust Deed provides in part:

Due on Sale/Encumbrance: Trustor shall not sell, transfer, assign, further encumber, hypothecate, or in any way dispose of or use as collateral for another loan or obligation of Trustor, the Property or any interest therein without first obtaining the prior written consent of Beneficiary, which consent may be granted, conditioned or withheld in the sole discretion of Beneficiary. Any violation of the restrictions set forth herein, whether by act, omission of by virtue of law, shall be considered a default in the performance of the obligations of Trustor under the Trust Deed and Beneficiary shall have the same rights with respect thereto as are provided to Beneficiary under the Trust Deed with respect to any default by Trustor in the payment of any indebtedness secured under the Trust Deed or in Trustor’s performance of any agreement thereunder.

9.           Borrower hereby waives presentment, demand for payment, notice of dishonor, protest, and notice of protest. Any modification to this Note must be set forth in writing which, to the extent enforcement thereof may be sought against Holder, must be executed by Holder. This Note shall be governed by and construed and enforced in accordance with the laws of the state of California. The liability of all persons and entities who are in any manner obligated hereunder shall be joint and several.

10.           Any notice to Lender under this Note shall be in writing and shall be considered given when delivered by personal service or three (3) business days after placement in the U.S. mails, certified or registered mail, postage prepaid, addressed to Lender: c/o Cardinal Development, 375 Bristol Street, Suite 50, Costa Mesa, California 92626, Attention: David J. Seidner, or such other address as Lender may designate by written notice to Borrower. Any notice to Borrower under this Note shall be in writing and shall be considered given three (3) business days after placement in the U.S. mails, certified or registered mail, postage prepaid, addressed to Borrower: c/o Shopoff Advisors, L.P., 8951 Research Drive, Irvine, California 92618, Attention William A. Shopoff, or such other address as Borrower may designate by written notice to Lender.

11.           This Note is the controlling document concerning the matters addressed herein. Therefore, in the event of a conflict between the specific terms of this Note and those contained in other Loan Documents, such specific terms of this Note shall prevail.

12.           As used herein, the word “days” shall mean and refer to calendar days; provided, however, in the event of a payment date or deadline falls on a Saturday, Sunday or federal holiday, such payment date or deadline shall be extended to the next following calendar day that is not a Saturday, Sunday or federal holiday.

This Promissory Note Secured by Deed of Trust is executed as of the date first written above.

SPT-LAKE ELSINORE HOLDING CO., LLC,
a Delaware limited liability company

By:  Shopoff Partners, L.P., a Delaware limited
partnership, sole member

By:  Shopoff General Partner, LLC, a Delaware limited
liability company, general partner

By:  Shopoff Properties Trust, Inc.,
a Maryland corporation, manager

By:  /s/ William A. Shopoff
William A. Shopoff, President and CEO